Exhibit 10.46
[SOLEXA LTD LETTERHEAD]
May 19, 2006
Dr. Anthony Smith
Solexa Limited
Chesterford Research Park
Little Chesterford, Saffron Walden
Essex, CB10 1XL

Re:	Salary Increase and New Alternative One-Time Bonus Arrangement
Dear Tony:
This letter confirms your 2006 salary increase and contains the terms and conditions of the new alternative one-time bonus arrangement that Solexa Limited (“Solexa Limited”) is offering you, subject to the terms and conditions set forth in this letter. This new bonus arrangement will be a supplemental bonus arrangement and it does not replace or cancel any other current bonus program of Solexa Limited. For the purposes of this letter, Solexa, Inc., Solexa Limited’s parent corporation, shall be referred to as the “Company.”
A. Salary Increase:
We are pleased to confirm that, pursuant to Paragraph 4.2 of your Service Agreement with Solexa Limited issued to you on 28 January 2002, as amended pursuant to the variance letter dated 4 August 2005 (collectively, the “Service Agreement”), your annual basic salary was increased to £148,400 effective 1 January 2006. Paragraph 4.1 of the Service Agreement is modified accordingly.
B. New Bonus Overview:
The two below potential bonuses are alternative one-time bonuses. Accordingly, if the terms and conditions are met for one of these bonuses at any time, you will not earn or be eligible to receive any additional such bonus, and you will not earn or be eligible to receive the other one-time bonus (even if the applicable terms and conditions subsequently are met). In addition, because the alternative one-time bonuses are intended to incentivize you with respect to your employment services and your continued employment with Solexa Limited, in order to earn and be eligible to receive either of the below alternative one-time bonuses, you must remain an employee in good standing of Solexa Limited or the Company (or a successor entity) and you must not have given notice of termination of employment, or been given notice of termination, as of the date that such bonus is triggered.
Additional specific terms and conditions of each alternative one-time bonus are set forth below.
1. One-Time Market Capitalization Bonus:
In the event that the closing price of the Company’s common stock equals or exceeds twenty-seven dollars and sixty cents ($27.60) per share (as presently constituted) for each of twenty-five (25) consecutive public trading days (the “Trading Period”), Solexa Limited will procure the Company to provide you a one-time bonus of seventy-seven thousand, one hundred fifty-one (77,151) shares of the Company’s common stock (as adjusted for stock splits, stock dividends or the like) pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”) (the “Market Capitalization Bonus”). If it is reasonably determined by the Company that it would be inadvisable or impractical for you to sell or

Dr. Anthony Smith
May 19, 2006

otherwise dispose of a portion of the common stock constituting the Market Capitalization Bonus for the purposes of paying applicable taxes, the Company may at its election provide you with cash compensation in lieu of a portion of the common stock sufficient to pay, valued based on the average of the per share closing prices during the Trading Period, the taxes applicable to the Market Capitalization Bonus, with the remaining portion of the Market Capitalization Bonus to be provided as Company common stock pursuant to the Plan.
If payable, the Market Capitalization Bonus will be provided to you within forty-five (45) days after the Trading Period. The Company shall make all determinations and calculations regarding whether and when the Market Period Capitalization Bonus has been earned and the amount of the Market Capitalization Bonus.
2. One-Time Change in Control Bonus:
In the event of a Change in Control (as defined below), Solexa Limited will procure the Company to provide you a bonus equivalent to one quarter of one percent (.25%) of the amount by which the consideration received by the Company’s stockholders as a direct result of the Change in Control exceeds the sum of One Hundred Fifty Million Dollars ($150,000,000) plus the aggregate gross proceeds received by the Company through sales of equity securities occurring after the date of this letter (the “Change in Control Bonus”).
The Change in Control Bonus will be provided to you in the same form as the consideration received by the Company’s stockholders as a direct result of the Change in Control. For example, if cash is the consideration provided to the Company’s stockholders as a direct result of the Change in Control, you will be provided a cash Change in Control Bonus; and if the consideration provided to the Company’s stockholders as a direct result of the Change in Control consists of securities or other non-cash consideration, your Change in Control Bonus (if earned) will be paid in such form and determined based on the value thereof established in the Change in Control, provided that, notwithstanding the preceding, the Company may in its sole discretion elect to substitute cash for all or any portion of the securities or other non-cash consideration that would otherwise be payable based on the value thereof established in the Change in Control. The Company shall make all determinations and calculations regarding whether the Change in Control Bonus has been earned and the amount of the Change in Control Bonus.
For purposes of the Change in Control Bonus, a “Change of Control” means the happening of any of the following events: (a) a dissolution or liquidation of the Company; (b) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (c) a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the stock of the Company would be converted into cash, securities or other property, other than a merger or consolidation of the Company in which the holders of such entity’s stock immediately prior to the merger or consolidation hold more than fifty percent (50%) of the stock or other forms of equity of the surviving corporation immediately after the merger in substantially the same proportions of ownership of shares of the Company immediately prior to the merger or consolidation; or (d) a sale or exchange by the shareholders of the Company, in a single transaction or series of related transactions, of more than fifty percent (50%) of the voting stock of such entity, after which the shareholders of such entity immediately before such transaction do not retain immediately after such transaction, in substantially the same proportions of their ownership of shares of the Company immediately before the transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the combined voting power of such entity.

Dr. Anthony Smith
May 19, 2006

C. Miscellaneous:
Solexa Limited and the Company reserve the right to withhold tax and any other amounts payable by it or any employing or other company.
Nothing in this letter is intended to alter the nature of your employment with Solexa Limited. In addition, this letter does not alter any existing agreement between you and Solexa Limited or the Company (including but not limited to the Service Agreement), except as specifically stated herein or to the extent such other existing agreement contains any terms inconsistent with this letter, which inconsistent terms are hereby superseded. There shall be no right to receive a payment of shares of stock or cash under this letter agreement or in respect of rights conferred by it other than as expressly permitted hereunder. Because of the incentivization element of this opportunity, you agree that any forfeited or reduced rights to receive payment of cash or shares of stock shall not be taken into account for the purposes of determining any compensation or notice pay if your employment is ended (for whatever reason, whether at your request or Solexa Limited’s request) prior to a bonus being triggered. No entitlement under this letter agreement shall affect any entitlement to pension payments or pension contributions made by Solexa Limited.
This letter constitutes the complete, final and exclusive embodiment of the entire agreement between Solexa Limited and you with regard to this subject matter. It is entered into without reliance on any promise or representation from Solexa Limited or the Company, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This letter agreement may not be modified or amended except in a writing signed by you and a duly authorized officer of Solexa Limited. This letter agreement will bind the heirs, personal representatives, successors and assigns of both you and Solexa Limited, and inure to the benefit of both you and Solexa Limited, their heirs, successors and assigns. If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter agreement shall be construed and enforced in accordance with the laws of England and shall be subject to the jurisdiction of the courts of England without regard to conflicts of law principles. Any ambiguity in this letter agreement shall not be construed against either party as the drafter. Any waiver of a breach of this letter agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This letter agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.
To indicate your understanding and acceptance of your salary increase and new bonus arrangement, please sign and date this letter below, and return this letter to me within five (5) business days. You may retain the enclosed additional copy of this letter for your files.

Dr. Anthony Smith
May 19, 2006

We are very pleased to offer these new employment terms, and look forward to a continued productive employment relationship.

Sincerely, Solexa Limited

/s/ John West
John West
Director
Board of Directors

UNDERSTOOD AND AGREED:

/s/ Dr. Anthony Smith
Dr. Anthony Smith
22nd May 2006
Date